Exhibit 10.4

THIS AGREEMENT is made on April 29, 2022

BETWEEN

(1)	SYNEOS HEALTH, INC., a Delaware company (the “Company”); and
(2)	ALISTAIR MACDONALD, residing at Wilton House, 13 Sunning Avenue, Sunningdale, Berkshire, SL5 9PN (the “Consultant”).

BACKGROUND

The Company wishes to benefit from the skills and abilities of the Consultant and the Consultant is an independent contractor who has agreed to provide his services to the Company, as his client upon the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Agreement”	means this contract and the Schedules.
“Appointment”	means the engagement of the Consultant as a consultant under this Agreement, or, as the context requires, the duration of that engagement.
“Board”	means the board of directors of the Company from time to time or any duly authorised committee thereof.
“Commencement Date”	means June 30, 2022.
“Determination Date”	means the Service Vesting Date in respect of the Syneos Health, Inc. Global Performance Restricted Stock Unit awards granted on 15 January 2020 are determined (as defined therein).
“Fees”	mean the fees payable by the Company to the Consultant for the Services, as described in Clause 4.
“Forfeited PRSU Awards”

means the Syneos Health, Inc. Global Performance Restricted Stock Unit awards (or portions thereof) granted to the Consultant pursuant to the Syneos Equity Plan:

(i)on January 15, 2021 in respect of 23,574 Performance Restricted Stock Units; and

(ii)on January 18, 2022 in respect of 15,249 Performance Restricted Stock Units.

“Group”	means the Company, any presently existing holding company or undertaking of the Company and subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking.
“Group Company”	means any company within the Group.

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“Retained Awards”

means the Syneos Health, Inc. Global Performance Restricted Stock Unit awards and Syneos Health, Inc. Global Restricted Stock Unit awards granted to the Consultant under the Syneos Equity Plan on 15 January 2020, 15 January 2021 and 18 January 2022, excluding the Forfeited PRSU Awards.

“Schedule”	means a Schedule annexed to this Agreement.
“Services”	means the services, work and other tasks to be provided by the Consultant from time to time under this Agreement as more particularly set out in Clause 3 and Schedule 1.
“Syneos Equity Plan”

means the Syneos Health, Inc. 2018 Equity Incentive Plan adopted by the Board of directors of Syneos Health, Inc. on 15 March 2018 and approved by the shareholders of Syneos Health, Inc. on 24 May 2018.

“Termination Date”	means the date of termination of the Appointment.
1.2	Interpretation and construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;
(b)	words importing any gender shall include all other genders;
(c)	any reference to a Clause, Schedule or Part of Schedule is to the relevant Clause, Schedule or part of Schedule of or to this Agreement unless otherwise specified;
(d)

references to this Agreement or to any other document shall be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(e)

references to any statute or statutory provision (including any subordinate legislation) includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(f)

references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(g)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(h)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.
1.3	Headings

The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

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2.	TERM
2.1	Duration

The Appointment shall commence on the Commencement Date and shall continue for a fixed period until the later of March 31, 2023 and the date which is seven days after the Determination Date, unless otherwise terminated in accordance with Clause 8.1.

3.	SERVICES
3.1	Provision of Services
(a)

With effect from the Commencement Date, the Company hereby engages the Consultant and the Consultant agrees to perform the Services for the benefit of the Company and any Group Company.  The specific terms of the Services to be provided are set out in Part 1 of Schedule 1.

(b)

The Consultant will perform the Services in compliance with all applicable laws, rules and regulations and, in addition, the Consultant will comply with all internal policies and regulations of the Group as are identified to the Consultant from time to time in writing.

3.2	Hours and location of work

The Services shall be provided for those hours and at those places necessary in the Consultant’s reasonable opinion for the proper performance of the Services.

3.3	Syneos Equity Plan

The Parties agree that, throughout the term of this Agreement the Consultant continues in Service (as Service is defined in the Syneos Equity Plan) as a consultant to the Company for the purposes of the Syneos Equity Plan and therefore that the Retained Awards will remain outstanding and will be eligible to vest during the Appointment in accordance with their terms.

4.	FEES
4.1	Fee rate

The Company shall pay the Consultant a fixed fee of £150 per hour (exclusive of any applicable VAT) in consideration of the provision of the Services. The Consultant shall provide the Company with an invoice for the Services rendered after the end of each month in which Services are performed. The Company shall pay to the Consultant such Fees within 15 working days of receipt of the Consultant’s invoice.

4.2	Expenses

The Company shall reimburse to the Consultant (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by him in the proper discharge of the Services.

4.3	Obligation to pay tax

During the Appointment, the Consultant shall at all times pay any income tax, National Insurance contributions and other contributions required by law to be paid by or in respect of him in relation to the provision of the Services (including any interest or penalties imposed in respect of such payments). The Consultant shall indemnify and keep indemnified the Company for all time on demand from and against any and all costs, claims, penalties, liabilities and

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expenses incurred (save for any such costs, claims penalties, liabilities and expenses incurred as a result of the default and/or delay of the Company) in respect of income tax, National Insurance, or other contributions due by the Consultant in relation to the provision of the Services (the “Employment Taxes”).  Without prejudice to the indemnity above, if for any reason, the Company shall become liable to pay, or shall pay, any Employment Taxes, the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by or in respect of any Employment Taxes.

5.	NO EMPLOYMENT OR AGENCY

The Consultant acknowledges that he is an independent contractor and that nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, employer and worker, partnership or joint venture between the Company or any Group Company and the Consultant, nor shall it constitute the Consultant acting as an agent or a worker of the Company or any Group Company.  The Consultant shall not have any right or power whatsoever to contract on behalf of any Group Company or bind any Group Company in any way in relation to third parties and will not hold himself out as having such authority unless specifically authorised to do so.  The Consultant is supplying the Services to the Company and any Group Company as part of the Consultant’s business undertaking.  The Company and any Group Company receiving the Services is/are the Consultant’s clients for these purposes.

6.	indemnity
6.1	Consultant’s undertaking

The Consultant acknowledges that the Company will rely upon his skills and judgement in relation to the Services and undertakes that in providing the Services he will exercise all reasonable skill, care and attention in all matters.

6.2	Indemnification of the Company

The Consultant acknowledges that the Company and the Group will be relying upon the Consultant’s skill and expertise in the performance of the Services. The Consultant hereby agrees to indemnify the Company against all loss, damages and expenses of any nature whatsoever incurred or suffered by the Company and/or each Group Company (including any economic loss) as a result of such reliance.

7.	OBLIGATIONS OF THE COMPANY

During the Appointment, the Company shall provide the Consultant with access to its offices and the Company’s information, records and other relevant material reasonably required by the Consultant in order to provide the Services.  Further, the Company shall:

(a)	make available reasonable working space and facilities at offices to enable the Consultant to provide the Services; and
(b)	make available appropriate secretarial personnel to enable the Consultant to provide the Services.
8.	TERMINATION
8.1	Termination events

Notwithstanding the provisions of Clause 2.1, the Company shall be entitled, but not bound, to terminate the Appointment with immediate effect (and without giving any period of notice or

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pay in lieu of notice) by giving to the Consultant notice in writing at any time after the occurrence of any one or more of the following events.

The Consultant:

(a)	commits any serious breach of his obligations under this Agreement;
(b)	is convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence can be imposed); and
(c)	during the Appointment, commits any material breach of the provisions in Schedule 2.
8.2	Retained Awards at the Termination Date
8.3

If the Consultant terminates the Appointment early or if the Company terminates the Appointment early under Clause 8.1, then the Retained Awards that remains outstanding and unvested as of the Termination Date shall be dealt with in accordance with their terms.

9.	DATA PROTECTION

The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is available to you. All personal data will be treated in accordance with applicable data protection laws and regulations.

10.	AMENDMENTS, WAIVERS AND REMEDIES
10.1	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

10.2	Waivers and remedies cumulative
(a)	The rights of each party under this Agreement:
(i)	may be exercised as often as necessary;
(ii)	are cumulative and not exclusive of its rights under the general law; and
(iii)	may be waived only in writing and specifically.
(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.
(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.
11.	ENTIRE AGREEMENT
(a)

This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)

Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

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(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.
(d)	Nothing in this Clause shall limit or exclude any liability for fraud.
12.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or
(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.
13.	NOTICE
13.1	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to the Consultant, or in the case of the Company its Company Secretary or sent to its registered office for the time being and, in the case of the Consultant, to his address last known to the Company.  Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission.  Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;
(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and
(c)	in the case of email, at the time of transmission;

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day.  For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

14.	Third party rights

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999. No right of any Party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.	Assignment

No Party may assign the benefit of its rights under this Agreement, whether absolutely or by way of security, or deal in any way with any interest it has under this Agreement.

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16.	GOVERNING LAW AND JURISDICTION
16.1	Governing law

This Agreement shall is governed by and to be construed in accordance with English law.

16.2	Disputed fees
16.3

If there is any dispute in the calculation of the Fees due to the Consultant, either party may refer the matter to an independent Chartered Accountant (“Expert”) agreed upon by the parties or in default of agreement within 21 days of the dispute arising appointed by the President of the Institute of Chartered Accountants in England and Wales upon the application of either party.  The Consultant and the Company shall provide all such documents, materials and information as the Expert may request. The Expert shall act as an expert and not as an arbitrator and their decision shall be final and binding in the absence of manifest error.  Any fees and expenses of the Expert in connection with their appointment shall be borne as the Expert shall determine.

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Part 1 ‒ Services

The following shall constitute the “Services”:

1.	consultation about and participation with Company matters as agreed between the Company and the Consultant;
2.	consultation about and assistance with such matters as agreed between the Consultant and the Company regarding the Consultant’s previous employment with the Company; and
3.

reasonable cooperation as agreed between the Consultant and the Company in relation to accomplishing a smooth and orderly transition of the Consultant’s prior employment responsibilities to other employees of the Company, limited to pending matters of which the Consultant has the principal knowledge and background information.

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Schedule 2 – Restrictions

1.	Restrictions on Other Activities by the Consultant
1.1

During the Appointment, the Consultant may accept and perform engagements from or be employed by other persons but only insofar as such engagements or employment does not (in the reasonable opinion of the Company) impinge upon his ability to provide the Services and provided that the Consultant shall not accept any employment or engagement which is in any way competitive with any of the businesses of the Company without the prior written consent of the Company.

1.2

The Consultant shall immediately disclose to the Company any conflict of interest that arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.

1.3

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Consultant or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and
(b)	shall be handed over by the Consultant to the Company or relevant Group Company or client on demand and in any event on the termination of the Appointment.
2.	Confidentiality
2.1

The Consultant agrees that he shall not at any time during the Appointment or at any time after the Termination Date, without the prior written consent of the Company, disclose or use (except in the course of his service with the Company and solely in furtherance of the interests of the Group and/or its affiliates) any confidential or proprietary information (collectively referred to as “Confidential Information”) belonging to the Group.

2.2

Confidential Information shall include, but not be limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company, or any Group Company, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company, or any Group Company, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labelled or identified as confidential and proprietary.

3.	Confidential Information shall not include information which:

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(a)	is already known to the Consultant prior to its disclosure to the Consultant by the Group;
(b)	is or becomes generally available to the public through no wrongful act of any person;
(c)	is at the time of disclosure part of the public knowledge or literature through no wrongful action by the Consultant; or
(d)	is received by the Consultant from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure.
3.2

The Consultant acknowledges and agrees that the Confidential Information he obtains or becomes aware of as a result of his service with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that the Consultant is required to protect and not to disclose such information.

3.3

The Consultant agrees that he shall not disclose any information belonging to third parties, including, without limitation, current, former and/or prospective customers and vendors of the Company that is disclosed to the Consultant as a representative of the Company under an obligation of confidentiality.

3.4

The restrictions contained in this Schedule will not apply to any information that the Consultant is required to disclose by law or as requested by a governmental or administrative agency, provided that the Consultant:

(a)	notifies the Board of the existence and terms of such obligation;
(b)	gives the Company a reasonable opportunity to seek a protective order or other legal process to prevent or limit such disclosure; and
(c)	only discloses that information actually required to be disclosed.
3.5

The Consultant agrees that, upon the Termination Date and immediately upon request of the Company at any time, he will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Group, or any of its current, former or prospective customers or vendors, whether or not the Consultant believes it qualifies as Confidential Information.

3.6	Such property shall include everything obtained during and as a result of the Consultant’s service with the Company, other than documents related to the Consultant’s compensation.
3.7	The Consultant shall also return any phone, facsimile, printer, computer, or other items or equipment provided by the Company to the Consultant to perform the Services.
3.8

The Consultant agrees that he shall not access or attempt to access the Company’s computer systems after the termination of the Consultant’s service with the Company. The Consultant further agrees that he does not have a right of privacy to any communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.

3.9

For the avoidance of doubt, social media accounts, any on-line content operated or created by the Consultant during the Appointment for work related purposes on behalf of the Company shall be regarded as the property of the Company and the Consultant agrees not to use such

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social media after the termination of the Appointment. For clarification purposes, the Consultant’s Linked-In account is not the property of the Company.
3.10	This section shall only bind the Consultant to the extent allowed by law.
4.	Inventions and Intellectual Property Rights
4.1

The Consultant acknowledges that all Service IPRs, Service Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Consultant holds them on trust for the Company.

4.2

The Consultant acknowledges that, because of the nature of his duties, which includes research and development, including creating and developing Service Inventions and Service IPRs, and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times during the Appointment, a special obligation to further the interests of the Company and any Group Company.

4.3

To the extent that legal title in any Service IPRs or Service Inventions does not vest in the Company by virtue of Clause 4.1, the Consultant agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be nominated by CEDR. The arbitrator’s decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties. The Consultant agrees that the provisions of this Clause 4.3 shall apply to all Service IPRs and Service Inventions offered to the Company under this Clause 4.3 until such time as the Company has agreed in writing that the Consultant may offer them for sale to a third party.

4.4	The Consultant agrees:
(a)	to give the Company full written details of all Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
(b)

at the Company’s request and in any event on the Termination Date to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Service IPRs;

(c)	not to attempt to register any Service IPR nor patent any Service Invention unless requested to do so by the Company; and
(d)	to keep confidential each Service Invention unless the Company has consented in writing to its disclosure by the Consultant.
4.5

The Consultant waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Service IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

4.6

The Consultant acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Consultant in respect of his compliance with this Clause 4.6. This is without prejudice to the Consultant’s rights under the Patents Act 1977.

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4.7

The Consultant undertakes to use his best endeavours to execute all documents and do all acts both during and after his service with the Company as may, in the opinion of the Company, be necessary or desirable to vest the Service IPRs in the Company, to register them in the name of the Company and to protect and maintain the Service IPRs and the Service Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Service IPRs. The Company agrees to reimburse the Consultant’s reasonable expenses of complying with this Clause 4.7.

4.8

The Consultant agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

4.9

The Consultant hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this section. The Consultant acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this Clause 4.9 shall be conclusive evidence that such is the case.

5.	Non-Competition / Non-Solicitation
5.1	The Consultant shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:
(a)	solicit away from any Group Company;
(b)	endeavour to solicit away from any Group Company;
(c)	employ or engage; or
(d)	endeavour to employ or engage;

any Key Personnel.

5.2	The Consultant shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:
(a)	solicit the custom of; or
(b)	deal with,

any Relevant Customer or Prospective Customer in respect of any Relevant Goods or Services; or

(c)	interfere; or
(d)	endeavour to interfere,

with the continuance of supplies to any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

5.3

The Consultant shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period engage or be concerned or interested in any business within the Relevant Area which:

(a)	competes; or
(b)	will at any time during the Restricted Period compete

with the Business provided that the Consultant may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust of not more than one per

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cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange or a designated investment exchange within the meaning of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

5.4

The Consultant acknowledges that the provisions in this Schedule 2 are fair, reasonable and necessary to protect the goodwill and interests of any Group Company and shall constitute separate and severable undertakings given for the benefit of each Group Company and may be enforced by the Company on behalf of any of them.

5.5

Each of the restrictions and obligations in this Schedule 2 are intended to be separate and severable. If any restriction or obligation contained in this Schedule 2 is held not to be valid or enforceable for any reason (including on the basis that it exceeds what is reasonable for the protection of the confidential information and/or other interests of the Company or any other Group Company) but would be valid and enforceable if part or parts of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it valid and enforceable.

5.6

The Consultant agrees that if he has material business dealings in other foreign jurisdictions on behalf of any Group Company, he will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

5.7

The Consultant acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule 2 to the attention of any third party who may at any time before or after the termination of Consultant’s services hereunder offer to engage or employ the Consultant in any capacity whether directly or indirectly, and for whom or with whom Consultant intends to work.

6.	Derogatory Statements
6.1	The Consultant agrees that, upon and following the Termination Date:
(a)

the Consultant shall not make to any third party, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about the Group and other related and affiliated companies, its or their employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers and contractors acting in any capacity whatsoever, including their respective predecessors, successors and assigns (collectively, the “Company Parties”) and/or about the conduct, operations or financial condition or business practices, policies or procedures of the Company Parties; and

(b)

the Consultant will not make or solicit any false or misleading comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Company Parties.

6.2

Nothing in this section is intended to prohibit or restrict in any way the Consultant from providing truthful information to any government agency or entity, or any arbitrator or court officer, or to otherwise testify truthfully under oath, as required by law.

6.3

The Company agrees that, upon and following the Termination Date, its executive officers will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about the Consultant and/or the conduct, operations or financial condition or business practices, of the Consultant to any third party, and the Company’s executive officers will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of the Consultant; provided, however, that nothing in this paragraph is intended to prohibit the Company’s executive officers from providing truthful information to

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any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.
6.4

In addition, nothing in this section shall be construed or interpreted to restrict or impede the Consultant or the Company from participating or cooperating in an investigative proceeding of any federal, state or local government agency.

7.	Certain Definitions

For the purposes of this Schedule 2, the following definitions apply:

“Business” means the business or businesses of any Group Company in or with which the Consultant has been involved or concerned at any time during the Relevant Period.

“directly or indirectly” means the Consultant acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

“Group Company” means the Company and any company which from time to time is:

(a)    a Subsidiary of the Company;

(b)    a Holding Company of the Company;

(c)    a Subsidiary of any such Holding Company; or

(d)    an associated company being any company in which the Company or any of the group companies falling within (a) to (c) above has a shareholding of 50% or more or any company which has a shareholding of 50% or more in the Company or any of the group companies falling within (a) to (c) above.

and “Group” shall mean all such Group Companies at such time.

“Key Personnel” means any person who is at the Termination Date or was at any time during the Relevant Period employed (or engaged as a consultant or contractor) by any member of the Group (i) in an executive, technical or senior managerial capacity or (ii) any other employee, officer, consultant or contractor of any member of the Group who has significant knowledge of, regular contact with, or influence over customers or clients of or suppliers to the Group, and in each case with whom the Consultant has had dealings other than in an immaterial way at any time during the Relevant Period.

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Prospective Customer” means any person firm or company who has been engaged in negotiations or pitch or lender or presentation, with which the Consultant has been personally involved, with any Group Company with a view to purchasing goods and/or services from any Group Company during the Relevant Period.

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“Relevant Area” means any country in which the Consultant has been involved or concerned with or had responsibility for in respect of the Business other than in an immaterial way at any time during the Relevant Period.

“Relevant Customer” means any person firm or company who at any time during the Relevant Period was a customer of any Group Company, with whom or which the Consultant directly dealt or for whom or which the Consultant was responsible on behalf of any Group Company at any time during the Relevant Period.

“Relevant Goods and Services” means any goods and services competitive with those supplied by any Group Company at any time during the Relevant Period in the supply of which the Consultant was directly involved or concerned in a material way at any time during the Relevant Period.

“Relevant Period” means: (i) the Appointment; or (ii) the 12 months prior to the Commencement Date.

“Restricted Period” means the Appointment and the period of 12 months from the Termination Date.

“Relevant Supplier” means any person firm or company who at any time during the Relevant Period was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to any Group Company and with whom or which the Consultant had personal dealings during the Relevant Period other than in an immaterial way.

“Service IPRs” means Intellectual Property Rights created by the Consultant in the course of his Services with the Company (whether or not during working hours or using Company premises or resources).

“Service Inventions” means any Invention which is made wholly or partially by the Consultant at any time during the course of his Services with the Company (whether or not during working hours or using Company premises or resources and whether or not recorded in material form).

“Subsidiary” and “Holding Company” means a “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee.

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IN WITNESS of which this Agreement has been executed as a deed on the first date written above.

EXECUTED as a Deed	/s/ Jonathan Olefson
by SYNEOS HEALTH, INC.
acting by JONATHAN OLEFSON

In the presence of:

Witness Signature	/s/ Melissa Julian
Full Name	Melissa Julian
Address:	[redacted]

EXECUTED as a Deed

by ALISTAIR MACDONALD	/s/ Alistair Macdonald

In the presence of:

Witness Signature	/s/ Melissa Julian
Full Name	Melissa Julian
Address:	[redacted]

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